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                                   Exhibit 5.1


                                                              May 3, 2002


Concord Communications, Inc.
600 Nickerson Road
Marlboro, Massachusetts  01752

     Re: Registration Statement on Form S-8 Relating to 1997 Non-Employee Director Stock Option Plan of Concord Communications, Inc., as amended (the "Plan")
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Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Concord Communications, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 200,000 additional shares of Common Stock, par value $.01 per share, of the Company (the "Shares") issuable pursuant to the Plan (for an aggregate of 330,000 shares of Common Stock issuable pursuant to the Plan).

     We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Restated Articles of Organization and the Restated By-Laws of the Company, the minute books of the Company and such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Testa, Hurwitz & Thibeault, LLP
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                                          TESTA, HURWITZ & THIBEAULT, LLP